Exhibit 10.1

                          Executive Bonus Plan

         The Compensation and Nominating Committee of the Board of Directors of R&B, Inc. (the "Company") has established an Executive Bonus Plan (the "Bonus Plan") for its executive officers. The Bonus Plan has three components: (i) an annual bonus, (ii) a three-year compounded growth bonus, and (iii) a discretionary bonus. The annual bonus and the three-year compounded growth bonus are each based on the Company's growth in pre-tax income subject to adjustment for unusual items including all non-recurring items generally excluded from Earnings Per Share and EBITDA by institutional investors or analysts when evaluating the Company's performance, such as one time gains from asset sales, litigation charges or recoveries and restructuring charges, but including normal provisions for slow moving and obsolete inventory and accounts receivable.

         The amount of the annual bonus is equal to the executive officer's eligible bonus amount, as set forth herein, multiplied by two times the percentage annual growth in the Company's pre-tax income. The eligible bonus amount for each of Richard N. Berman and Steven L. Berman is $520,000. The eligible bonus amount for each of the other participating executive officers is $280,000.

         The three-year compounded growth bonus component is based on the Company's growth in pre-tax income over a three-year performance cycle. The Bonus Plan provides for three three-year performance cycles: fiscal 2004 through fiscal 2006, fiscal 2005 through fiscal 2007 and fiscal 2006 through 2008. After the completion of a three-year cycle, the participating officers will each receive a bonus payment of $50,000 if the Company's compounded three-year growth in pre-tax income is between 5.0% and 10.0%, a payment of $100,000 if the pre-tax income increase is between 10.0% and 15.0% and a payment of $150,000 if the pre-tax income increase is greater than 15%. No compounded growth bonus will be paid if the compounded three-year growth in pre-tax income is below 5.0%. Awards pursuant to the three-year compounded growth component of the Bonus Plan will commence beginning with the fiscal year ending December 30, 2006.

         Fifty percent of an executive officer's earned bonus pursuant to the annual bonus component, the three-year compounded growth component and the discretionary bonus component will be paid in the first quarter of the year following the year in which the bonus was earned; the remaining fifty percent is paid in four equal quarterly installments 180, 270, 360 and 450 days after the fiscal year end. The executive officer must be employed on the scheduled date of payment to receive that portion of the bonus.

         In addition, the Compensation and Nominating Committee has the authority to award discretionary bonuses pursuant to the Bonus Plan to executive officers based upon the executive officer's contribution, responsibility and performance during the year.